                                                                   Exhibit 99.01

           Interwoven to Acquire Wireless Software Start-up Neonyoyo Interwoven Propels its Wireless Content Initiative by Acquiring Leading Edge
         Technology and Establishes Wireless Division in Austin, Texas

SUNNYVALE, Calif. - July 11, 2000 - Interwoven Inc.(Nasdaq: IWOV), Interwoven, Inc. (Nasdaq: IWOV), the leading provider of enterprise-class content management software, today announced a definitive agreement to acquire privately-held Neonyoyo, a leading developer of wireless technology which delivers targeted XML content rendered appropriately, regardless of device type. This acquisition supports Interwoven's strategy to accelerate time to wireless Web for its blue-chip customer base.

Under the terms of the agreement, an aggregate value of approximately $70 million in Interwoven common stock and cash will be exchanged for the assets, liabilities and capital stock of Neonyoyo. This transaction will be accounted for as a purchase and is expected to be completed in the third quarter of Interwoven's fiscal year 2000. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions.

"By 2003 more people will be accessing the Web via handheld devices rather than with PCs. Our leading eBusiness customers know the importance of wireless and are turning to us to enable them to extend their Web properties to the wireless Web," said Martin Brauns, president and CEO of Interwoven, Inc. "Our acquisition of the Neonyoyo technology and team will allow us to extend our lead in content management and XML publishing by accelerating our existing wireless Web development efforts."

Neonyoyo's technology strengthens Interwoven's product set by both enhancing and accelerating its wireless content management offering. Interwoven expects to make available products incorporating Neonyoyo technology in Q4, 2000.

"We at Neonyoyo are very excited to become part of the Interwoven team and to help contribute to the growth going forward," said Vikram Nagrani, CEO and president, Neonyoyo. "Interwoven's aggressive plans in the wireless space and its strong blue-chip customer list provides us the ability to accelerate the market penetration of our next generation wireless content technologies, and make the promise of the wireless Web a reality."

Neonyoyo was founded in 1999 by Vikram Nagrani, Arjun Khanna and Arun Chatterjee. The 20 employees, primarily engineers, will be integrated into the Interwoven organization as a separate wireless division, located in Austin, Texas. Vikram Nagrani, Neonyoyo founder and CEO, will become vice president and general manager of this newly formed division. Arjun Khanna and Arun Chatterjee will continue to spearhead the division's technology development effort.


                               About Interwoven

Interwoven, Inc. (Nasdaq: IWOV) is the leading provider of enterprise-class content management solutions. Its flagship product, TeamSite, controls the development, management and deployment of business-critical Web sites. Interwoven solutions are based on an inclusive content architecture that empowers all content contributors and leverages diverse Web assets including XML, Java, rich html, multimedia and database content. TeamSite is available for the Sun Solaris operating system and Microsoft NT and Windows 2000 platforms. For more information on the company and its software solutions, visit the Interwoven Web site at www.interwoven.com or e-mail info@interwoven..com.